Exhibit 10.1

May 24, 2018

RE: Your Transition from Juniper

Dear Terry,

The purpose of this letter is to confirm our agreement regarding the transition of your employment with Juniper Networks, Inc. (“Juniper”).

Your full-time employment with Juniper will end 30 days after your replacement starts his or her employment with Juniper (the “Termination Date”).

Responsibilities and Compensation: Up until the Termination Date, you will continue to perform your duties and assist with the transition of your duties as well as work on tasks and projects as Juniper requests. You will continue to receive your base salary through the Termination Date.

Equity: For the avoidance of doubt, the terms and conditions of your award agreements with respect to your equity awards continue to apply, and, as such, you will continue to vest in any equity awards issued to you by Juniper, including stock options, restricted stock units and/or performance shares pursuant to the terms of the relevant award agreements.

Benefits: You will continue to be eligible to receive standard health benefits made available to similarly situated Juniper employees, subject to your satisfying any eligibility requirements.

Confidential Information and Invention Assignment and Juniper Policies: The Confidential Information and Invention Assignment Agreement previously entered into by you (CIIAA) will remain in effect. This includes, but is not limited to, the restrictions against improper use or disclosure of Juniper proprietary information or trade secrets, assignment of inventions, and the restriction against solicitation of Juniper employees. In addition, you will remain subject to all Juniper policies and agreements applicable to you as an employee of Juniper.

Outside Employment: You will continue to devote your full working time to Juniper and you agree not to perform work for or provide services to any partner or competitor of Juniper during your employment with Juniper.

Employee at-will and Miscellaneous Items: You are and will continue to remain an employee at-will and acknowledge that your employment relationship with Juniper may be terminated at any time, with or without good cause or for any or no cause, at the option of Juniper or yourself, with or without notice. You and Juniper acknowledge that each party to this letter has either been represented by independent legal counsel or has waived such party’s right to obtain advice of independent legal counsel in connection with entering into this letter. This letter may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A PDF, facsimile or other reproduction of this letter may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device.

Severance: Your agree that, except in the case that (a) your employment is terminated for cause; (b) you violate the terms of this letter (including, without limitation, the CIIAA and Juniper policies referenced herein) or (c) you terminate your employment voluntarily before the Termination Date, subject to you signing and not revoking a release in a form reasonably satisfactory to Juniper, you will receive (i) a severance payment in cash in the amount of six (6) months’ base salary (as in effect immediately prior to the Termination Date) plus an additional cash lump sum payment in the amount of $8,000 in lieu of COBRA, in each case less all applicable withholding and (ii) outplacement services through an outplacement provider as designated and selected by Juniper. The payments referenced in the immediately preceding sentence will be made following the Termination Date and no later than the second regularly scheduled payroll date following the expiration of the revocation period as set forth in the release.

Signature:	/s/ Terry Spidell

Print name:	Terry Spidell

Juniper Networks, Inc.

By:	/s/ Kenneth B. Miller
Name:	Kenneth B. Miller
Title:	CFO